Power of Attorney


The undersigned appoints each of the Secretary, Assistant Secretary and General Counsel of Arch Coal, Inc. (the "Company"), with full power of each of them to act alone, as his true and lawful attorneys-in-fact and agents to execute and file on behalf of the undersigned all Forms 3, 4 and 5, and any amendments thereto, that the undersigned may be required to file with the Securities and Exchange Commission, and any stock exchange or similar authority as a result of the undersigned's ownership of or transactions in securities of the Company. The authority of the foregoing individuals under this Power of Attorney shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that the foregoing individuals are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.


IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 17th day of April 2008.

                                   /s/ John T. Drexler